EXHIBIT 99.1

Aflac Incorporated Announces Promotion of Kan and Lake at Aflac Japan

COLUMBUS, Georgia - March 17, 2005 - Aflac Incorporated announced today that Akitoshi Kan has been promoted to president of Aflac Japan. Kan retains his position as chairman of Aflac International. Charles Lake, current president of Aflac Japan, has been named vice chairman of Aflac Japan. The management changes will take effect April 1, 2005.

As president of Aflac Japan, Kan will continue to oversee all of Aflac's operations in Japan. Lake will continue to concentrate on strategic matters relating to Japan's financial system reform. Kan and Lake will remain co- legal representatives in Japan.

Commenting on the management changes, Aflac Incorporated Chairman and Chief Executive Officer Daniel P. Amos said: "I am pleased with the contributions Aki and Charles have made at Aflac Japan, and I look forward to their continued leadership. These changes will further strengthen our organization as we maintain our position as a market leader."

Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac's innovative products provide protection to more than 40 million people and go beyond traditional insurance by directly paying claimants with cash benefits. Aflac's products are primarily sold at worksites in the United States. In January 2005, Aflac was included in Fortune magazine's list of the "100 Best Companies to Work For in America" for the seventh consecutive year. Aflac has also been included in both Forbes magazine's "Platinum 400 List of America's Best Big Companies" and in Fortune magazine's listing of "America's Most Admired Companies" for five consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit http:///www.aflac.com.

Analyst and investor contact - Kenneth S. Janke Jr., 800.235.2667 - option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com